Exhibit 23

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101639, 333-148283, 333-184176, 333-229125, 333-281657, and 333-281655) of Neogen Corporation (the Company) of our reports dated July 30, 2025, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 31, 2025.

/s/ BDO USA, P.C.

Grand Rapids, Michigan

July 30, 2025